Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM REPORTS FISCAL FIRST QUARTER FINANCIAL RESULTS

First Quarter Results Exceed Guidance

Company Reaffirms Full-Year 2019 Revenue and Adjusted EPS Growth Guidance;
2019 Adjusted EPS Guidance Range Updated For Adoption of Revenue Accounting Standard ASC 606

CHICAGO, January 25, 2019 -- Hill-Rom Holdings, Inc. (NYSE: HRC), today announced financial results for its fiscal first quarter ended December 31, 2018, and updated its fiscal full-year 2019 financial outlook.

For the fiscal first quarter, Hill-Rom reported worldwide revenue of $684 million, GAAP earnings of $0.62 per diluted share, and adjusted earnings, excluding special items, of $1.02 per diluted share. These results include the impact of the new revenue recognition accounting standard, ASC 606, which the company adopted on a modified retrospective basis beginning in the fiscal first quarter.

On a comparable basis, before the adoption of ASC 606, fiscal first quarter adjusted earnings of $1.03 per diluted share advanced 12 percent over the prior-year period, and exceeded the company’s guidance of $0.97 to $0.99 per diluted share. These results reflect accelerated core revenue growth, continued margin expansion, and strategic investments to drive future growth.

“We are pleased to start the year with continued momentum in accelerating core revenue growth and driving solid operational execution,” said John P. Groetelaars, Hill-Rom’s president and chief executive officer. “Our financial outlook reflects our commitment to drive innovative healthcare solutions, capitalize on our attractive growth prospects, and improve outcomes for patients and caregivers by advancing connected care.”

Adoption of ASC 606 and Supplemental Schedules

The company’s unaudited 2018 modified financial schedules and reconciliation of the fiscal first quarter results reflecting the adoption of ASC 606 are available as supplemental schedules on the company’s website.

Fiscal First Quarter 2019 Revenue

Before the adoption of ASC 606, on a comparable basis, worldwide reported revenue of $684 million increased 2 percent, or 3 percent on a constant currency basis. Hill-Rom’s core revenue advanced 6 percent, exceeding the company’s guidance of approximately 4 percent growth. Core revenue excludes foreign currency, divestitures, and non-strategic assets the company may exit, including the Surgical Solutions international OEM business.

By reporting segment (before the adoption of ASC 606):

•
Patient Support Systems: Patient Support Systems revenue of $342 million increased 2 percent on a reported basis, or 3 percent on a constant currency basis. Core revenue advanced 8 percent, primarily the result of double-digit growth in key product categories, including med-surg bed systems, Clinical Workflow Solutions and U.S. safe patient handling equipment.

•
Front Line Care: Front Line Care generated revenue of $233 million, an increase of 4 percent on a reported basis, or 5 percent on a constant currency basis, driven by contributions from new products in respiratory care, vital signs monitoring and the vision care portfolio.

•
Surgical Solutions: Surgical Solutions revenue of $109 million declined 1 percent on a reported basis, and was comparable to the prior year on a constant currency basis. Core revenue increased 2 percent, driven primarily by growth in surgical consumables, patient positioning equipment and new products such as the Integrated Table Motion for the da Vinci Xi® Surgical System.

In the fiscal first quarter, the adoption of ASC 606 on a comparable basis did not have a material impact on revenue growth for the company or by reporting segment.

Recent Highlights

Supporting Hill-Rom strategies and financial performance were several achievements aimed at advancing Hill-Rom’s innovation, transforming the portfolio and delivering sustainable value to shareholders. Highlights include:

•
Achieving approximately $100 million in new product revenue during the fiscal first quarter. Contributing to this performance are several innovative products such as the Centrella® Smart+ bed, Welch Allyn Connex® Spot Monitor, Monarch® Airway Clearance System, the company’s vision care portfolio (Spot™ Vision Screener and RetinaVue® 100 Imager), and Integrated Table Motion for the da Vinci Xi® Surgical System.

•
Driving Hill-Rom’s vision of advancing connected care by announcing a global collaboration with Microsoft to bring advanced, actionable point-of-care data and solutions to caregivers and healthcare provider organizations. The offerings, using Microsoft® Azure®, are intended to analyze real-time sensing data from medical devices and historical medical record information, and communicate potential patient risk and hospital protocol actions directly to caregivers, in real-time, at the point of care. The Hill-Rom® digital solution offerings are expected to be available to hospitals beginning later in 2019.

•
Expanding the breadth of the company’s digital communications platform with the introduction of LINQ™ mobile, a smartphone application that helps caregivers deliver better care by connecting members of the care team to each other, to their patients, and to patient information in real-time.

•
Defining a new standard of care with the commercial launch and integration of the EarlySense® continuous, contact-free heart rate and respiratory rate sensing and analytical technology into Hill-Rom’s Centrella® Smart+ bed platform. EarlySense technology alerts clinicians to potential patient deterioration events much earlier than traditional monitoring methods, enabling health teams to intervene more effectively.

Fiscal 2019 Financial Outlook Updated For ASC 606

Hill-Rom reaffirmed its expected 2019 full-year revenue growth, margin expansion and adjusted earnings per diluted share growth guidance. The company is updating its adjusted earnings per share guidance range solely to reflect the adoption of ASC 606. The updated 2019 financial guidance compares to the 2018 financial results modified to reflect ASC 606. The impact of ASC 606 in fiscal 2018 is a reduction in reported revenue of $14 million, and a reduction in adjusted earnings of $0.10 per diluted share.

For full-year fiscal 2019, Hill-Rom continues to expect revenue to increase 1 to 2 percent on a reported basis, 2 to 3 percent on a constant currency basis, and core revenue to increase 4 to 5 percent.

Hill-Rom now expects 2019 adjusted earnings, excluding special items, of $4.98 to $5.06 per diluted share, reflecting the ASC 606 earnings impact of $0.10 per diluted share. This compares to prior adjusted earnings guidance of $5.08 to $5.16 per diluted share, which did not reflect ASC 606. Operating cash flow is now expected to be approximately $420 million.

For the fiscal second quarter 2019, under ASC 606, Hill-Rom expects revenue to be flat to the prior-year period on a reported basis, to increase approximately 2 percent on a constant currency basis, and core revenue to increase approximately 4 percent. The company expects adjusted earnings, excluding special items, of $1.09 to $1.11 per diluted share.

Discussion of Adjusted Financial Measures

In addition to the results reported in accordance with GAAP, Hill-Rom routinely provides gross margin, operating margin, income tax expense, and earnings per diluted share results on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance, provide additional analytical tools to understand our results from core operations and reveal underlying operating trends. These measures exclude strategic developments, acquisition and integration costs, regulatory costs related to updating existing product registrations to comply with the European Medical Device Regulations, special charges, the transitional impacts of U.S. tax reform legislation, change in tax accounting methods, and other tax law changes, expenses associated with these tax items, the impacts of significant litigation matters or other unusual events. The company also excludes expenses associated with the amortization of purchased intangible assets. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per diluted share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

The company also routinely provides earnings per diluted share guidance on an adjusted basis. This excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.20 to $1.25 per diluted share for the fiscal year. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP earnings per diluted share guidance to GAAP earnings per diluted share has not been provided. However, as a result of acquisitions, our ongoing portfolio and business optimization initiatives, and any change to the transitional impacts from U.S. tax reform legislation, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin, income tax expense and earnings per diluted share.

The company also presents certain results on a constant currency basis, which compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information

The company will host a conference call and webcast today beginning at 7:30 a.m. (CT) / 8:30 a.m. (ET).
Conference Call Audio Only Dial-in Information: To participate in the conference call, dial (844) 654-5620 (domestic) or (647) 253-8654 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The confirmation code is 9783266.
Webcast: A simultaneous webcast of the call will be accessible via the company's website at www.hill-rom.com.
Presentation: A supplementary presentation will be posted to Hill-Rom’s website prior to the webcast.
A recording of the webcast/call audio will be available for telephone replay through January 30, 2019. To access the replay, dial (800) 585-8367 (domestic) or (416) 621-4642 (international). For the replay, callers will need to use confirmation code 9783266. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at www.hill-rom.com.
About Hill-Rom Holdings, Inc.
Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Our innovations ensure caregivers have the products they need to help diagnose, treat and protect their patients; speed up recoveries; and manage conditions. Every day, around the world, we enhance outcomes for patients and their caregivers. Learn more at hill-rom.com.
Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, proposed divestitures, product launches, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements, unless required by law.

The following table reflects the Condensed Consolidated Statements of Income for the quarter ended December 31, 2018, reported under ASC 606, and for the quarter ended December 31, 2017, reported under ASC 605:

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share data, unaudited)

	Quarter Ended December 31
	2018 [1]	2017 [2]
Net revenue
Product sales and service	$611.6	$575.2
Rental revenue	71.9	94.5
Total net revenue	683.5	669.7
Cost of net revenue
Cost of goods sold	316.3	304.1
Rental expenses	37.2	46.0
Total cost of net revenue	353.5	350.1
Gross profit
Product sales and service	295.3	271.1
Rental	34.7	48.5
Total gross profit	330.0	319.6
As a percentage of sales	48.3%	47.7%

Research and development expenses	33.2	32.3
Selling and administrative expenses	218.0	221.7
Special charges	8.0	13.5

Operating profit	70.8	52.1

Other income (expense), net	(21.2)	(21.3)

Income tax expense (benefit)	7.4	(57.5)

Net income	42.2	88.3

Diluted earnings per share	$0.62	$1.31

Average diluted common shares outstanding (in thousands)	67,725	67,432

Dividends per common share	$0.20	$0.18
1 Reported under ASC 606
2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(In millions, unaudited)

The following table reflects sales growth data for the quarter ended December 31, 2018, reported under ASC 606, and for the quarter ended December 31, 2017, reported under ASC 605:

					U.S.	OUS
	Quarter Ended December 31		Change As	Constant	Change As	Change As	Constant
	2018 [1]	2017 [2]	Reported	Currency	Reported	Reported	Currency

Product sales and service	$611.6	$575.2	6.3%	7.4%	10.1%	(0.4)%	2.6%

Rental revenue	71.9	94.5	(23.9)%	(23.6)%	(25.7)%	(10.9)%	(8.2)%

Total net revenue	$683.5	$669.7	2.1%	3.0%	3.5%	(0.9)%	2.0%

Patient Support Systems	341.0	334.4	2.0%	2.9%	1.8%	2.3%	5.8%

Front Line Care	233.4	224.6	3.9%	4.7%	5.3%	0.7%	3.3%

Surgical Solutions	109.1	110.7	(1.4)%	—%	6.0%	(7.7)%	(5.1)%

Total net revenue	$683.5	$669.7	2.1%	3.0%	3.5%	(0.9)%	2.0%

OUS - Outside of the United States
1 Reported under ASC 606
2 Reported under ASC 605

The following table reflects sales growth data for the quarter ended December 31, 2018 and December 31, 2017, reported under ASC 605 to supplement our discussion and analysis of net revenue by quantifying and excluding the impact of the adoption of this rule on our revenue streams and reporting segments:

	Quarter Ended December 31				U.S.	OUS
	Adjusted 2018 [1]	2017 [1]	Change	Constant Currency	Change	Change	Constant Currency

Product sales and service	$587.6	$575.2	2.2%	3.2%	3.6%	(0.3)%	2.6%

Rental revenue	96.6	94.5	2.2%	2.5%	3.9%	(10.9)%	(8.2)%

Total net revenue	$684.2	$669.7	2.2%	3.1%	3.6%	(0.9)%	2.1%

Patient Support Systems	$342.2	$334.4	2.3%	3.3%	2.2%	2.6%	6.0%

Front Line Care	232.9	224.6	3.7%	4.5%	5.0%	0.6%	3.1%

Surgical Solutions	109.1	110.7	(1.4)%	—%	6.0%	(7.7)%	(5.1)%

Total net revenue	$684.2	$669.7	2.2%	3.1%	3.6%	(0.9)%	2.1%

OUS - Outside of the United States
[1] Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(In millions, except per share data, unaudited)

	Quarter Ended December 31, 2018					Quarter Ended December 31, 2017
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]
GAAP Basis	48.3%	10.4%	$49.6	$7.4	$0.62	47.7%	7.9%	$30.8	$(57.5)	$1.31
Adjustments:
Acquisition and integration costs	—%	—%	0.2	0.1	—	—%	0.3%	2.0	0.5	0.02
Acquisition-related intangible asset amortization	—%	3.8%	25.7	5.9	0.29	—%	4.0%	26.7	6.6	0.30
Regulatory compliance costs	—%	0.4%	2.8	0.7	0.03	—%	0.1%	0.4	0.1	(0.01)
Litigation expenses	—%	—	—	—	—	—%	0.6%	4.0	1.1	0.04
Special charges	—%	1.2%	8.0	1.9	0.09	—%	2.0%	13.5	3.5	0.15
Tax law and method changes	—%	—%	—	1.0	(0.01)	—%	—%	—	60.3	(0.89)
Gain on disposition	—%	—%	—	—	—	—%	—%	(1.0)	—	(0.01)
Adjusted Basis	48.3%	15.7%	$86.3	$17.0	$1.02	47.7%	14.7%	$76.4	$14.6	$0.92
Impacts of ASC 606 Adoption [2]	—%	0.1%	0.5	0.1	0.01	—%	—%	—	—	—
Adjusted Basis - ASC 605	48.3%	15.8%	$86.8	$17.1	$1.03	47.7%	14.7%	$76.4	$14.6	$0.92
[1] Total does not add due to rounding
[2] The Company adopted ASC 606 as of October 1, 2018. This adjustment is to present our adjusted diluted EPS on the same basis as the quarter ended December 31, 2017 under ASC 605.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, unaudited)

The following table reflects the Condensed Consolidated Balance Sheets as of December 31, 2018, reported under ASC 606, and as of September 30, 2018, reported under ASC 605:

	December 31, 2018 [1]	September 30, 2018 [2]
Assets
Current Assets
Cash and cash equivalents	$184.2	$183.0
Trade accounts receivable, net of allowances	537.9	580.7
Inventories, net	299.9	291.7
Other current assets	114.3	100.2
Total current assets	1,136.3	1,155.6

Property, plant and equipment, net	316.2	328.3
Intangible assets
Goodwill	1,731.9	1,738.3
Other intangible assets and software, net	1,037.3	1,027.7
Other assets	128.6	110.1

Total Assets	$4,350.3	$4,360.0

Liabilities
Current Liabilities
Trade accounts payable	$168.8	$177.3
Short-term borrowings	188.4	182.5
Other current liabilities	311.0	302.6
Total current liabilities	668.2	662.4

Long-term debt	1,816.5	1,790.4
Other long-term liabilities	314.1	291.0

Total Liabilities	2,798.8	2,743.8

Total Shareholders' Equity	1,551.5	1,616.2

Total Liabilities and Shareholders' Equity	$4,350.3	$4,360.0
1 Reported under ASC 606
2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)

The following table reflects the Condensed Consolidated Statements of Statements of Cash Flows for the quarter ended December 31, 2018, reported under ASC 606, and for the quarter ended December 31, 2017, reported under ASC 605:

	Quarter Ended December 31
	2018 [1]	2017 [2]
Operating Activities
Net income	$42.2	$88.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and software	18.1	22.9
Acquisition-related intangible asset amortization	25.7	26.7
Amortization of debt discounts and issuance costs	1.6	1.8
Benefit for deferred income taxes	(4.4)	(86.4)
(Gain) loss on disposal of property, equipment leased to others, intangible assets, and impairments	0.7	(0.6)
Gain on disposition of business	—	(1.0)
Stock compensation	5.5	6.3
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	69.4	69.6
Inventories	(6.9)	(13.1)
Other current assets	9.0	(5.2)
Trade accounts payable	(5.9)	(17.7)
Accrued expenses and other liabilities	(42.8)	(24.0)
Other, net	3.8	25.5
Net cash provided by operating activities	116.0	93.1
Investing Activities
Purchases of property, plant, equipment and software	(15.0)	(27.3)
Proceeds on sale of property and equipment leased to others	0.1	1.6
Payment for acquisition of intangible assets	(17.1)	—
Payments for acquisitions of investments	(26.6)	—
Proceeds on sale of business	—	1.0
Other, net	0.1	(0.4)
Net cash used in investing activities	(58.5)	(25.1)
Financing Activities
Payments of long-term debt	—	(27.4)
Borrowings on Revolving Credit Facility	50.0	30.0
Payments on Revolving Credit Facility	(25.0)	(80.0)
Borrowings on Securitization Program	0.4	30.9
Payments on Securitization Program	(0.4)	(16.6)
Borrowings on Note Securitization Facility	7.8	—
Payments on Note Securitization Facility	(1.9)	—
Payments of cash dividends	(13.3)	(11.9)
Proceeds on exercise of stock options	4.6	8.0
Stock repurchases for stock award withholding obligations	(3.5)	(3.5)
Stock repurchases in the open market	(75.0)	—
Other, net	1.7	2.4
Net cash used in financing activities	(54.6)	(68.1)
Effect of exchange rate changes on cash	(1.7)	2.0
Net Cash Flows	1.2	1.9
Cash and Cash Equivalents:
At beginning of period	183.0	231.8
At end of period	$184.2	$233.7
1 Reported under ASC 606
2 Reported under ASC 605